EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a Statement on Schedule 13D (including all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Huntsman Corporation and that this Agreement be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 30, 2017.

THE HUNTSMAN FOUNDATION

By:	/s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: Chairman

HUNTSMAN FAMILY HOLDINGS COMPANY LLC

By:	/s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: President

P&B CAPITAL, L.C.

By:	/s/ Peter R. Huntsman
Name: Peter R. Huntsman
Title: Manager

/s/ Jon M. Huntsman
Jon M. Huntsman

/s/ Peter R. Huntsman
Peter R. Huntsman